Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

BIONIK LABORATORIES CORP.

Bionik Laboratories Corp. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1.           The name of the Corporation is Bionik Laboratories Corp. and the Corporation was originally incorporated pursuant to the DGCL by filing the Certificate of Incorporation with the Secretary of State of the State of Delaware on June 25, 2013. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 10, 2015. A Certificate of Amendment of the Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 8, 2017 (as amended and restated, the “Certificate of Incorporation”).

2.           That the Board of Directors of the Corporation duly adopted resolutions proposing to amend the Certificate of Incorporation, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor.

3.       Article FOURTH of the Certificate of Incorporation is hereby amended by deleting same in its entirety and replacing same with:

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (a) 500,000,000 shares of Common Stock, $0.001 par value per share (“Common Stock”), and (b) 10,000,000 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”). Preferred Stock may be issued from time to time in one or more series and/or classes (“Series”). The Board of Directors is hereby authorized to provide for the issuance of shares of Preferred Stock in Series and, by filing a certificate pursuant to the DGCL (hereinafter, along with any similar designation relating to any other class of stock that may hereafter be authorized, referred to as a “Preferred Stock Designation”), to established from time to time one or more Series, by fixing and determining the number of shares to be included in each such Series, and to fix the designation, powers, preferences and rights of the shares of each such Series and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each Series is hereby expressly vested in it and shall include, without limiting the generality of the foregoing, determination of the following:

(i)	the designation of such Series, which may be by distinguishing number, letter or title;

(ii)	the number of shares of the Series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

(iii)	the amounts payable on, and the preferences, if any, of shares of the Series in respect of dividends payable and any other class or classes of capital stock of the Company, and whether such dividends, if any, shall be cumulative or noncumulative;

(iv)	dates on which dividends, if any, shall be payable;

(v)	whether the shares of such Series shall be subject to redemption by the Company, and if made subject to redemption, the redemption rights and price or prices, if any, for shares of the Series;

(vi)	the terms and amount of any sinking fund provided for the purchase or redemption of shares of the Series;

(vii)	the amounts payable on and the preferences, if any, of shares of the Series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company;

(viii)	whether the shares of the Series shall be convertible into or exchangeable for shares of any other Series, or any other security, of the Company or any other corporation, and, if so, the specification of such other Series of such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

(ix)	restrictions on the issuance of shares of the same Series or of any other Series; and

(x)	whether the holders of the shares of such Series shall be entitled to vote, as a Series or otherwise, on any and all matters of the Company to which holders of Common Stock are entitled to vote.

The Common Stock shall be subject to the express terms of the Preferred Stock and any Series thereof. Each share of Common Stock shall be equal to each other share of Common Stock. Except as may be provided in these Amended and Restated Certificate of Incorporation or in a Preferred Stock Designation, the holders of shares of Common Stock shall be entitled to one vote for each such share upon all matters presented to the stockholders.

3.           That the foregoing amendment was approved by the holders of the requisite number of shares of the Corporation in accordance with Section 242 of the DGCL.

4.           That the foregoing amendment shall be effective as of June 11, 2018.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 11th day of June, 2018.

By:	/s/ Leslie Markow
Name: Leslie Markow
Title: Chief Financial Officer